As filed with the Securities and Exchange Commission on November 9, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1612879 (I.R.S. Employer Identification Number)
100 North Point Center East, Suite 600
Alpharetta, GA 30022
(800) 514-0186
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John W. Rumely, Jr.
General Counsel and Secretary
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
100 North Point Center East, Suite 600
Alpharetta, GA 30022
(770) 569-4278
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
W. Brinkley Dickerson, Jr.
Troutman Sanders LLP
600 Peachtree Street, N.E. — Suite 5200
Atlanta, GA 30308-2216
(404) 885-3000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum
Class of Securities	Amount to be	Aggregate Offering	Amount of
to be Registered	Registered	Price	Registration Fee
Common Stock, par value $0.10 per share (together with associated preferred stock purchase rights)	(1)	(1)	(1)

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act and is omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.

Prospectus
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

COMMON STOCK

We may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any shares of common stock are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering.

You should carefully read this prospectus and any supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SWM.” On November 6, 2009, the last reported sale price of our common stock on the NYSE was $59.91 per share.

Investing in our common stock involves risks.  Please refer to the “Risk Factors” section beginning on page 1 of this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2009.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “we,” “us,” “our,” “SWM,” “Schweitzer-Mauduit,” and “Company” refer to Schweitzer-Mauduit International, Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference contain forward-looking statements. These forward-looking statements include those in the “Outlook” and “Critical Accounting Policies and Estimates” sections in our Annual Report on Form 10-K, and our other statements regarding our expectations elsewhere in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of our Form 10-K and elsewhere. They also include statements containing “expect,” “anticipate,” “project,” “appears,” “should,” “could,” “may,” “typically” and similar words. Actual results may differ materially from the results suggested by these statements for a number of reasons, including those set forth below under the caption “Risk Factors.”

RISK FACTORS

An investment in the shares of common stock offered pursuant to this prospectus involves risks. Before acquiring any such shares, you should carefully consider the risk factors in any prospectus supplement as well as risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and each subsequently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q, the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our business can be impacted by governmental actions relating to tobacco products.

In 2008, more than 90% of our net sales were from products used by the tobacco industry in making cigarettes or other tobacco products. Governments around the world, particularly in the United States and western Europe, increasingly are regulating the advertising, promotion, sale and use of tobacco products as a result of reports and speculation with respect to the possible harmful physical effects of cigarette smoking, second-hand smoke and use of tobacco products. In addition, tobacco products are heavily taxed in many jurisdictions, and U.S. healthcare legislation — the U.S. State Children’s Health Insurance Program, known as SCHIP legislation — passed into law in January 2009 significantly raised federal excise taxes on all tobacco products. Cigarette consumption in the United States and western Europe has declined, in part due to these actions, which, in turn, have decreased demand for our products in these regions. In addition, litigation is pending against the major manufacturers of consumer tobacco products seeking damages for health problems allegedly resulting from the use of tobacco in various forms. It is not possible to predict the outcome of such litigation or what effect adverse developments in pending or future litigation may have on the tobacco industry or its demand for our products, but in the past, increases in taxes and litigation have adversely affected demand. Legislation also was recently adopted in the U.S. that expands the regulatory jurisdiction of the Federal Food and Drug Administration to include tobacco products, and product component disclosure regulations, commonly known as REACH, are being implemented in the European Union. The impact of these legislative initiatives on the production and sale of our and our customers’ products is not presently known.

Our technological advantages are unlikely to continue indefinitely.

We consider our intellectual property and patents to be a material asset. We have been at the forefront of developing new products and technology within our industry and have patented several of our innovations, particularly with regard to cigarette paper used to produce lower ignition propensity (“LIP”) cigarettes. This has enabled us to sell more products, and to sell products at higher margins, than we otherwise would have been able to sell. Presently, we are seeing evidence of increasing efforts by our competitors to develop and sell competitive products. Over time, we expect our competitors to develop competitive products or to license our innovations. Ultimately, our patents will expire. As we expand our production of LIP papers and RTL to more locations and countries, the risk of the loss of proprietary trade secrets will increase, and any significant loss would result in the loss of the competitive advantages provided by such trade secrets. While we cannot predict the impact of these trends and eventualities, they likely will be to reduce our sales and margins from the levels that we otherwise would have achieved.

Effectively policing our domestic and international intellectual property and patent rights is costly and may not be successful.

Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

Our financial performance can be significantly impacted by the cost of raw materials and energy.

Raw materials are a significant component of the cost of the paper that we manufacture. The cost of wood pulp, which is the largest component of the raw materials that we use, is highly cyclical and can be more volatile than general consumer or producer inflationary changes in the general economy. For instance, during the period from January 2006 through December 2008, the U.S. list price of northern bleached softwood kraft pulp, or NBSK, a representative pulp grade that we use, ranged from a low of $655 per metric ton in January 2006 to a high of $885 per metric ton in August 2008. We periodically enter into agreements with customers under which we agree to supply products at fixed prices. As a consequence, unanticipated increases in the costs of raw materials can significantly impact our financial performance. Even where we do not have fixed-price agreements, we generally cannot pass through increases in raw material costs in a timely manner and in many instances are not able to pass through the entire increase to our customers.

Paper manufacturing is energy-intensive. In France and in the United States, availability of energy generally is reliable, although prices can fluctuate significantly based on variations in overall demand. Western

Europe is becoming increasingly dependent on energy supplies from the Commonwealth of Independent States, which in the past has demonstrated a willingness to restrict or cut off supplies of energy to certain customers. The volume of oil or gas flowing through pipeline systems that ultimately connect to western Europe also has been cut off or restricted in the past, and such actions also have the capability of adversely impacting the supply of energy to western Europe. In Brazil, where production of electricity is heavily reliant upon hydroelectric plants, availability of electricity can be, and has in the past been, affected by rain variations. Although our Brazilian business currently has a sufficient supply of energy to continue its current level of operation there can be no assurance that we will have sufficient supply in the future. Due to the competitive pricing for most of our products, we typically are unable to fully pass through higher energy costs to our customers. Periodically, when we believe it is advantageous to do so, we enter into agreements to procure a portion of our energy for future periods in order to reduce the uncertainty of future energy costs. However, in recent years this has only marginally slowed the increase in energy costs due to the volatile changes in energy prices we have experienced.

Because of the geographic diversity of our business, we are subject to a range of international risks.

We have manufacturing facilities in six countries, and sell products in over 90 countries, many of which are emerging and undeveloped markets. Both our manufacturing operations and our sales, depending on their location, are subject to various international business risks, including:

•	Foreign countries can impose significant tax and other regulatory restrictions on business, including limitations on repatriation of profits and proceeds of liquidated assets. While we evaluate our overall financing plans in the various jurisdictions in which we operate and attempt to manage international movements of cash from and amongst our foreign subsidiaries in a tax-efficient manner, unanticipated international movement of funds due to unexpected changes in our business or in the needs of the business could result in a material adverse impact on our financial condition or results of operations.

•	We are exposed to changes in foreign currency exchange rates. We utilize a variety of practices to manage this risk, including operating and financing activities and, where considered appropriate, derivative instruments. All derivative instruments we use are either exchange traded or entered into with major financial institutions in order to reduce credit risk and risk of nonperformance by third parties. However, as recent conditions in the financial markets have demonstrated, counterparty risk cannot be eliminated and there can be no assurance that our efforts will be successful.

•	Changes in foreign currency exchange rates also impact the amount reported in other income (expense), net. For instance, when a non-local currency receivable or payable is not settled in the period in which it is incurred, we are required to record a gain or loss, as applicable, to reflect the impact of any change in the exchange rate as of the end of the period. We also have to reflect the translation rate impact on the carrying value of our foreign assets and liabilities as of the end of each period, which is recorded as Unrealized Translation Adjustment in Other Comprehensive Income.

•	We are exposed to global as well as regional macroeconomic and microeconomic factors, which can affect demand and pricing for our products; unsettled political and economic conditions; expropriation; import and export tariffs; regulatory controls and restrictions; and inflationary and deflationary economies.

•	We participate in a joint venture in China that sells our products primarily to Chinese tobacco companies and expect to build a new reconstituted tobacco mill in China. Operations in China entail a number of risks including the need to obtain operating and other permits from the government and to operate within an evolving legal and economic system.

We are dependent upon the availability of credit, and changes in interest rates can impact our business.

We supplement operating cash flow with bank borrowings under a credit agreement with a syndicate of banks led by Societe Generale Group that expires in July 2012. To date, we have been able to access credit when needed and on commercially reasonable terms. However, deterioration of credit markets could have an adverse impact on our ability to negotiate new credit facilities. Constraints on the availability of credit, or the unavailability of credit at reasonable interest rates, would negatively impact our business.

Our credit facility contains financial covenants that we have historically fulfilled, and we do not presently anticipate any events that would impair our ability to meet those covenants in the future. However, in the event of material unforeseen events that impact on our financial performance, particularly during a time when we have material amounts of debt, a situation could arise where we are unable to fully draw from our existing credit facility notwithstanding that there is otherwise available capacity.

We have a combination of variable- and fixed-rate debt consisting of short-term and long-term instruments. We selectively hedge our exposure to interest rate increases on our variable rate long-term debt when we believe that it is practical to do so. We utilize various forms of interest rate hedge agreements, including interest rate swap agreements and forward rate agreements, generally with contractual terms no longer than 24 months. There can be no certainty that our hedging activities will be successful or fully protect us from interest rate exposure.

Seasonality can impact our business.

Sales of our products in the United States, Europe and Brazil are subject to seasonal fluctuations. In the United States and Europe, customer shutdowns typically occur in July and December and historically have resulted in reduced net sales and operating profit during those two months. Additionally, our mills occasionally shut down equipment to perform additional maintenance during these months, resulting in higher product costs, higher maintenance expenses and reduced operating profit. In Brazil, customer orders are typically lower in December due to a holiday season during much of January and February. As an increasing percentage of our total production capacity and product sales become Asian and southeast Asian based, we will become increasingly subject to seasonal fluctuations that reflect the holiday periods in those regions.

We face competition from several capable and established competitors.

Our three largest competitors are delfortgroup AG, Julius Glatz GmbH and Miquel y Costas. All three primarily operate from modern and cost-effective mills in western Europe and are capable and long-standing suppliers to the tobacco industry. Further, two, delfort and Glatz, are privately held and the third, Miquel y Costas, is a closely held public company. Thus their financial results and other business developments and strategies are not disclosed to the same extent as ours, which provides them some advantage in dealing with customers. Given our mutual concentration in western Europe, which is a declining market and has labor laws that make reducing capacity expensive and slow, excess capacity exists and therefore price competition is acute. All three have good relationships with the multinational cigarette companies, as does the Company. The multinational cigarette companies have been known to use these close relationships to support development of competitive products and facilities, especially when confronted with high value new technologies such as porous plug wrap in the past and potentially LIP today. As a result of the foregoing, the Company primarily faces selling price, sales volume and new product risks from its existing competitors. Currently, fine papers used to produce cigarettes are not exported from available capacity in China to western multinational cigarette companies due to government monopoly control over these producers. Should conditions change in this regard, capacity that currently is operating in China would present a risk to our competitive position in the developed world. In the RTL market, demand is a function of smoke delivery regulations, the cigarette manufacturer’s desire for a uniform and consistent product and the cost of recycling the tobacco by-product scraps relative to the cost of virgin tobacco products. The enhanced capabilities provided by RTL in the area of product design and regulatory compliance are becoming more important to the end-user.

We are dependent upon a small number of customers for a significant portion of our sales. The loss of one or more of these customers could have a materially adverse effect on our business.

Five customers accounted for over 60% of our net sales in 2008. The loss of one or more of these customers, or a significant reduction in their purchases, could have a material adverse effect on our results of operations and financial results. In addition, significant consolidation has occurred among our customers, thereby increasing our dependence upon a fewer number of customers and increasing the negotiating leverage of the customers that survive. Adverse results in the negotiation of any of our significant customer contracts, the terms of which are typically negotiated every one to three years, could significantly impact our financial performance. We are presently the sole supplier of banded cigarette papers for use in LIP cigarettes to Philip Morris-USA for its U.S. requirements under a long-term supply agreement. This supply agreement is a cost plus arrangement, and Philip Morris-USA has advised us that it disagrees with the manner in which we have determined one aspect of the cost of this product as invoiced in the second and third quarters of 2009. Philip Morris-USA has exercised its contract right to have an independent party audit our cost calculation. We have provided Philip Morris-USA with the support for our calculation and confirmed that it was done in accordance with methodology consistently applied over the life of the supply agreement and in accordance with its terms. We anticipate that this matter could result in litigation between Philip Morris-USA and us. As of September 30, 2009, the amount disputed was approximately $3 million to $4 million.

Our business is subject to various environmental risks.

Our mills are subject to significant federal, state, local and foreign environmental protection laws with respect to air, water and other emissions as well as the disposal of solid waste. We believe we are operating in substantial compliance with these laws and regularly incur capital and operating expenditures in order to assure future compliance. However, these laws may change in the future, which could require changes in our practices or the incurrence of additional capital expenditures, and we may discover aspects of our business that are not in compliance. Violation of these laws can result in the imposition of significant fines and remediation costs. In France, we presently have sufficient authorized capacity for our emissions of carbon dioxide. However, this authorization must be renewed every five years. We cannot predict that we will have sufficient authorized capacity to conduct our operations in France as presently conducted or to do so without having to make substantial capital expenditures in future years. There also is the possibility of regulation of carbon dioxide emissions in the U.S., and legislation to this end has been introduced in Congress. It is not presently possible to assess what, if any, impact such regulations might have on our domestic U.S. operations.

We are a member of a potentially responsible party group (Global PRP Group) that has entered into a settlement with the State of New Jersey concerning the remediation of a landfill site in Middlesex County, New Jersey. We have established a reserve of less than $0.1 million that we believe is adequate to cover our liability, but we remain exposed to changes in the State’s requirements and in the estimated costs to complete the remediation in accordance with the settlement terms. In 2008, we received an invitation to participate in the remediation of contamination allegedly identified at a mill complex in Elizabeth, New Jersey that was formerly owned and operated by Kimberly-Clark Corporation. Under the terms of our spin-off from Kimberly-Clark in 1995, we are obligated to indemnify Kimberly-Clark Corporation from certain exposures related to the past and future liabilities of the business spun-off, which would include the Elizabeth, New Jersey mill. We declined the invitation to participate in the proposed clean-up of this mill pending the provision of information demonstrating our responsibility to do so, which to date has not been provided.

Although we are not aware of any environmental conditions at any of our facilities that could have a material adverse effect on our financial results, as we restructure and close certain facilities in France and in the U.S. that have been operated over the course of many decades, we may be required to perform additional environmental evaluations that could identify items that might require remediation or other action, the nature, extent and cost of which are not presently known.

We are subject to various legal actions and other claims.

We regularly are involved in legal actions and other claims arising in the ordinary course of business. Although we do not believe that any of the currently pending actions or claims will have a materially adverse impact on our business or financial condition, we cannot provide any assurances in this regard. Information concerning some of the actions that currently are pending is contained in Note 15, Commitments and Contingencies, of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in our Current Report on Form 8-K filed on September 17, 2009 and in Part I, Item 3, “Legal Proceedings,” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Our expansion plans entail different and additional risks relative to the rest of our business.

We intend to build a new reconstituted tobacco mill in the Philippines that would be owned and operated by one of our wholly-owned subsidiaries and to construct a new reconstituted tobacco mill in China through a joint venture in which one of our subsidiaries would have a 50% ownership interest. Building a new mill is a major construction project and entails a number of risks, ranging from the possibility that the contractors and sub-contractors who are expected to build the facility and supply the necessary equipment do not perform as expected, to the possibility that there will be cost overruns or that design defects or omissions cause the mill to perform at less than projected efficiency or at less than projected capacity. In addition, commencement of production at a new mill is time consuming and requires customer testing and acceptance of the products that are produced. Also, while we anticipate sufficient demand for the mill’s output, there can be no assurances that the expected demand will materialize.

Restructuring activities can significantly impact our business.

We began significant restructuring activities in 2006 and 2007 in France and the United States and during 2007 in Brazil that have become part of an overall effort to improve an imbalance between demand for our products and our paper production capacity as well as improve our profitability and the quality of our products. Restructuring of our existing operations involves issues that are complex, time-consuming and expensive and could significantly disrupt our business.

The challenges involved in executing these restructuring plans include:

•	demonstrating to customers that the restructuring activities will not result in adverse changes in service standards or business focus;

•	consolidating administrative infrastructure and manufacturing operations while maintaining adequate controls throughout the execution of the restructuring;

•	preserving distribution, sales and other important relationships and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business activities;

•	maintaining employee morale and retaining key employees while implementing restructuring programs that often include reductions in the workforce;

•	coordinating and combining operations, which may be subject to additional constraints imposed by collective bargaining agreements and local laws and regulations; and

•	achieving the anticipated levels of cost savings and efficiency as a result of the restructuring activities.

In the aggregate, we have incurred $107.7 million in restructuring and related impairment expenses from 2006 through September 30, 2009, including $57.7 million in cash-related expenses. As a result of actions taken as of September 30, 2009, we expect future payments of approximately $49 million in cash-related restructuring costs through 2011, of which approximately $16 million of additional cash-related restructuring expense will be recorded over the remaining service period of the affected employees.

One portion of our business is dependent upon a single mill.

Sales of reconstituted tobacco leaf products represent a substantial portion of our revenues. We presently produce reconstituted tobacco leaf at only one facility located in France. Although reasonable measures have been taken to minimize the risk of a casualty event at this facility, its loss or the interruption of operations for a significant length of time could have a material adverse effect on our business. This risk will be further reduced once the planned facility to be constructed in the Philippines is completed and in operation. Our RTL business is also subject to competitive risk from lower cost natural tobacco.

ABOUT SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

Schweitzer-Mauduit International, Inc. is a multinational producer of premium specialty papers headquartered in the United States of America and is the world’s largest supplier of fine papers to the tobacco industry with an estimated market share of 25% globally, or 36% of the world market excluding largely self-sufficient China. We are also the sole independent global supplier of reconstituted tobacco leaf, or “RTL,” used in producing tobacco products. Our primary products include cigarette paper, plug wrap paper and base tipping paper, or “Cigarette Papers,” used to wrap various parts of a cigarette, RTL, which is used as a blend with virgin tobacco in cigarettes, and reconstituted tobacco wrappers and binders for use in machine-made cigars. Among our Cigarette Papers, we offer lower ignition propensity, or “LIP,” cigarette papers that enable the design of cigarettes that self-extinguish when not actively being smoked.

We conduct our business in over 90 countries and sell our products directly to the major global tobacco companies or to their designated converters in the Americas, Europe, Asia and elsewhere. Our customer base includes the world’s major tobacco companies including Phillip Morris International, Phillip Morris USA, British American Tobacco, Japan Tobacco and Imperial Tobacco Group PLC. We have long-standing relationships with the majority of our top customers, many of which have been customers for multiple decades. We currently operate 10 production facilities worldwide including mills in the United States, Canada, France, Brazil, the Philippines, Indonesia and China. In addition, we recently announced our intention to construct a new, wholly owned RTL production facility in the Philippines as well as a new RTL production facility in China through a joint venture.

Our principal executive offices are located at 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022-8246, and our telephone number is 1-800-514-0186. We maintain a website at www.schweitzer-mauduit.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

USE OF PROCEEDS

Except as may be otherwise set forth in any applicable prospectus supplement accompanying this prospectus, we plan to use the net proceeds we receive from sales of the shares offered by this prospectus for general corporate purposes. These could include, among others, capital expenditures; the repayment of debt; investment in subsidiaries; additions to working capital; the repurchase, redemption or retirement of securities, including shares of our common or preferred stock; acquisitions and other business opportunities.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our capital stock and the relevant provisions of our certificate of incorporation and amended and restated by-laws are summaries thereof and are qualified by reference to our certificate of incorporation and amended and restated by-laws, which we have previously filed with the SEC.

The Company has two authorized classes of capital stock under its certificate of incorporation consisting of 100,000,000 shares of common stock, $.10 par value per share, and 10,000,000 shares of preferred stock, $.10 par value per share. As of September 30, 2009, there were 15,625,393 shares of common stock outstanding. None of the preferred stock is issued or outstanding.

Common Stock

Subject to the prior rights of the holders of any preferred stock which may hereafter be issued, holders of common stock are entitled (i) to receive such dividends as may be declared by our board of directors from funds legally available therefor, and (ii) upon any liquidation of the Company, to receive a pro rata share of assets available for distribution to stockholders. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no redemption, conversion or sinking fund provisions applicable to the common stock, and the holders of common stock do not have any preemptive rights. The shares of common stock outstanding or held in the Company’s treasury are fully paid and nonassessable.

Preferred Stock

The preferred stock is issuable from time to time in one or more series, for such consideration and with such distinctive serial designations, dividend rates, redemption prices, liquidation rights, conversion rights, if any, voting rights, if any, sinking fund provisions, if any, dividend preferences, if any, and other special rights and qualifications, limitations or restrictions, all as may be determined by our board of directors consistent with our certificate of incorporation and with the laws of the State of Delaware.

Preferred Stock Purchase Rights

General

Our board of directors declared a dividend of one preferred share purchase right, referred to as a right, for each outstanding share of common stock outstanding as of November 6, 1995, and on each share of common stock issued thereafter until the distribution date, described below. As a result, since such date, each share of common stock that has been issued and each share of common stock that is issued prior to the distribution date, including those issued in this offering, has and will have a right attached to it, so that all of our outstanding shares of common stock have attached rights, until the distribution date.

Each right entitles its registered holder to purchase one one-hundredth of a share of our Series A preferred stock at a price of $65.00 per each one one-hundredth (100th) of a share, subject to adjustment in certain circumstances. Because of the nature of the dividend, liquidation and voting rights of the Series A preferred stock, the value of the one one-hundredth interest in a share of Series A preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

The description and terms of the rights are set forth in an Amended and Restated Rights Agreement between us and American Stock Transfer & Trust Company, LLC, as rights agent, a copy of which has previously been filed by us with the SEC. The following description of the rights does not purport to be complete and is qualified in its entirety by reference to that agreement.

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, has acquired beneficial ownership of 15% or more of our outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock, the earlier of such dates being called the “distribution date,” each right is evidenced by the stock certificate of the share of common stock to which such right is attached.

The rights are not exercisable until the distribution date and they expire on October 1, 2010, unless such date is extended or unless they are earlier redeemed or exchanged by us, in each case as described below.

The terms of the rights may be amended by our board without the consent of the holders of the rights, including an amendment to lower thresholds described above within certain designated parameters.

Until a right is exercised, its holder, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

The rights have certain anti-takeover effects as described below. The rights may cause substantial dilution to a person or group that attempts to acquire our company upon terms not approved by our board of directors, and under certain circumstances the rights beneficially owned by such a person or group may become void. The rights should not interfere with any merger or other business combination which is approved by our board, since it may redeem the then outstanding rights as discussed below.

Anti-dilution adjustments

The purchase price payable and the number of shares of Series A preferred stock or other securities or property issuable upon exercise of the rights are each subject to adjustment under certain circumstances to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock, (ii) upon the grant to holders of the Series A preferred stock of certain rights, warrants or convertible securities exercisable for or convertible into shares of Series A preferred stock at a price that is less than the then-current market price of the Series A preferred stock or (iii) upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A preferred stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-hundredth interests in a share of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

“Poison pill” adjustment

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person and its affiliates, associates and transferees (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value equal to two times the then exercise price of the right. In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person in a transaction with such acquiring person or group, each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which, at the time of the transaction has a market value equal to two times the exercise price of the right. In each case, there are exceptions for transactions that have received the prior approval of our board of directors.

Our right to exchange

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding shares of common stock, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A preferred stock (or of a share of our preferred stock having equivalent rights, preferences and privileges), per right, subject to adjustment.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of Series A preferred stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share, and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred stock on the last trading day prior to the date of exercise.

Our right to redeem

At any time prior to the earlier of (i) the close of business on the tenth day following the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding shares of common stock, or (ii) October 1, 2010, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash or shares of common stock. The redemption of the rights may be made effective at such time, on such basis, and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise them will terminate and the only remaining right of the holders with respect thereto will be to receive the redemption price.

Anti-Takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit us from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by our board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; or

•	on or subsequent to such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Schweitzer-Mauduit and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation provides, generally, that a director of Schweitzer-Mauduit will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our amended and restated by-laws provide for indemnification by Schweitzer-Mauduit of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Schweitzer-Mauduit, or at the request of Schweitzer-Mauduit, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our amended and restated by-laws also provide that, to the extent authorized from time to time by our board of directors, Schweitzer-Mauduit may provide indemnification to any one or more employees and other agents of Schweitzer-Mauduit to the extent and effect determined by our board of directors to be appropriate and authorized by the Delaware General Corporation Law. Our amended and restated by-laws also permit us to purchase and maintain insurance for the foregoing, and we currently have and expect to maintain such insurance. We have also entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide that we indemnify each of our directors and executive officers to the fullest extent permitted by Delaware General Corporation Law. The indemnification agreements also provide that we maintain a minimum level of insurance coverage for claims against our directors and executive officers and that we pay our directors’ and executive officers’ expenses relating to claims against them in advance.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SWM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

At the time of offering any shares, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those shares.

We may sell shares:

•	through underwriters or dealers;

•	directly to one or a limited number of institutional purchasers; or

•	through agents.

Each prospectus supplement with respect to a series of shares will set forth the terms of the offering of those shares, including the name or names of any underwriters or agents, the price of such shares and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those shares may be listed.

If underwriters are used in the sale, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the shares to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell shares either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the shares will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed on for us by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus and the effectiveness of Schweitzer-Mauduit International Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of China Tobacco Mauduit (Jiangmen) Paper Company Ltd. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any accompanying prospectus supplement (other than, in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Annual Report on Form 10-K for the year ended December 31, 2008 (retrospectively adjusted by our Current Report on Form 8-K as filed with the SEC on September 17, 2009 for the adoption of SFAS 160 and FSP No. EITF 03-6-1);

(b) The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 6, 2009;

(c) Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009; and

(d) Current Reports on Form 8-K filed on January 6, 2009, January 22, 2009, April 21, 2009 (solely with respect to Item 2.05 included therein and as amended by our Current Report on Form 8-K/A filed on July 28, 2009), May 12, 2009, September 11, 2009, September 17, 2009 and November 9, 2009.

You may request a copy of these filings at no cost, by writing, telephoning or e-mailing:

Investor Relations Department
Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, GA 30022-8246
Telephone: (800) 514-0186
E-mail Address: investors@swm-us.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various fees and expenses, other than underwriting discounts and commissions, to be incurred in connection with the preparation of this Registration Statement and the sale and distribution of the common stock being registered hereby, all of which will be borne by Schweitzer-Mauduit. All amounts shown are estimates.

SEC registration fee	$	*
Legal fees and expenses		150,000
Accounting fees and expenses		120,000
Other		70,000

Total expenses		$340,000

*	In accordance with Rule 456(b), we are deferring payment of the registration fee.

Item 15.	Indemnification of Directors and Officers

Section 145, Title 8 of the Delaware General Corporation Law (the “Delaware Code”) gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the section states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter herein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The amended and restated by-laws of the Company provide in substance that a director or officer of the Company, or a party serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Company to the maximum extent permitted by the Delaware Code.

The Company has an insurance policy covering liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

We have also entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide that we indemnify each of our directors and officers to the fullest extent permitted by the Delaware Code. The indemnification agreements also provide that we maintain a minimum level of insurance coverage for claims against our directors and officers and that we pay our directors’ and officers’ expenses relating to claims against them in advance.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended September 30, 2009)
3.2	By-Laws, as amended and restated on and through November 3, 2005 (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 2005)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended September 30, 2000)
4.2	Amended and Restated Shareholder Rights Agreement (incorporated by reference to Exhibit 4.2 to Form 10-Q for the quarter ended September 30, 2000)
5.1	Opinion of Troutman Sanders LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte Touche Tohmatsu (with respect to the financial statements of China Tobacco Mauduit (Jiangmen) Paper Company Ltd.)
23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)

*	To be filed by amendment, as an exhibit to a Current Report on Form 8-K or by any other applicable filing with the SEC and incorporated by reference herein.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on November 9, 2009.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:	/s/ Frédéric P. Villoutreix
Frédéric P. Villoutreix
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frédéric P. Villoutreix, Peter J. Thompson, and John W. Rumely, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frédéric P. Villoutreix Frédéric P. Villoutreix	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 9, 2009

/s/ Peter J. Thompson Peter J. Thompson	Treasurer, Chief Financial and Strategic Planning Officer (Principal Financial Officer)	November 9, 2009

/s/ Mark A. Spears Mark A. Spears	Controller (Principal Accounting Officer)	November 9, 2009

/s/ Claire L. Arnold Claire L. Arnold	Director	November 9, 2009

/s/ K.C. Caldabaugh K.C. Caldabaugh	Director	November 9, 2009

Signature	Title	Date

/s/ William A. Finn William A. Finn	Director	November 9, 2009

/s/ Richard D. Jackson Richard D. Jackson	Director	November 9, 2009

/s/ Robert F. McCullough Robert F. McCullough	Director	November 9, 2009

/s/ John D. Rogers John D. Rogers	Director	November 9, 2009

/s/ Anderson D. Warlick Anderson D. Warlick	Director	November 9, 2009

EXHIBIT INDEX

Exhibit No.	Document

1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended September 30, 2009)
3.2	By-Laws, as amended and restated on and through November 3, 2005 (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 2005)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended September 30, 2000)
4.2	Amended and Restated Shareholder Rights Agreement (incorporated by reference to Exhibit 4.2 to Form 10-Q for the quarter ended September 30, 2000)
5.1	Opinion of Troutman Sanders LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte Touche Tohmatsu (with respect to the financial statements of China Tobacco Mauduit (Jiangmen) Paper Company Ltd.)
23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)

*	To be filed by amendment, as an exhibit to a Current Report on Form 8-K or by any other applicable filing with the SEC and incorporated by reference herein.